Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into by and between Quintana Minerals Corporation (the “Company”), and Wyatt L. Hogan (“Employee”) effective as of August 16, 2017 (the “Effective Date”). The Company and Employee are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, Employee resigned from his position as President and Chief Operating Officer of GP Natural Resource Partners LLC on August 8, 2017;

WHEREAS, the Parties have contemporaneously entered into a General Release of Claims effective August 16, 2017 (the “General Release Agreement,” the form of which is attached as Exhibit A to this Agreement);

WHEREAS, the Employee is party to a Long Term Incentive Award Agreement, granted pursuant to the Natural Resource Partners L.P. 2016 Cash Long-Term Incentive Plan, and certain outstanding Phantom Unit with DERs Agreements, granted pursuant to the Natural Resource Partners Long-Term Incentive Plan (the “LTIP”) (as amended from time to time, such agreements are collectively referred to as the “LTIP Agreements”);

WHEREAS, Employee continues to be employed by the Company; and

WHEREAS, Employee and the Company desire to enter into a written agreement of employment based on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee.
2.Duties and Responsibilities of Employee.
(a)During the Employment Period, Employee shall hold the title of Executive Vice President and shall provide services to GP Natural Resource Partners LLC, Natural Resource Partners L.P., and any of their direct and indirect subsidiaries, as may exist from time to time (collectively, the “NRP Group”).  Employee’s duties shall include consultation and advice with respect to transition services and continued assistance with certain legal matters, as well as such additional duties to be assigned to Employee by officers of GP Natural Resource Partners LLC from time to time. In no event shall Employee be deemed to be an agent or officer of the Company or any member of the NRP Group or to have any power to bind, commit or otherwise act on behalf of the Company or any member of the NRP Group.

(b)It is intended by the Parties that the level of services to be performed by the Employee during the Employment Period will exceed a level equal to 20% of the average level of services performed by Employee with the NRP Group during the 36-month period immediately preceding the Effective Date.
(c)Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition or non-solicitation agreement, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.
(d)Notwithstanding the foregoing, nothing herein shall influence or otherwise affect Employee’s testimony, participation, or assistance in any legal inquiry, process, action, or proceeding involving any member of the Company Group (as defined below). Likewise, neither this Agreement nor any payment under Sections 3 or 6 shall be conditioned on or affected by (i) Employee’s testifying, participating, or assisting in any legal inquiry, process, action, or proceeding involving any member of the Company Group affiliates or (ii) the substance of Employee’s testimony, participation, or assistance in any legal inquiry, process, action, or proceeding involving any member of the Company Group.
3.Compensation.
(a)During the Employment Period, the Company shall pay to Employee an annualized salary of $500,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, less any applicable taxes and withholdings, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.
(b)The Company shall pay Employee a bonus of $250,000 (the “Bonus”), less any applicable taxes and withholdings, on or before March 15, 2018; provided, however, that if the Company deducts contributions made by the Company to the Company’s MPPP Retirement Plan with respect to 2017 from the annual bonuses to be paid to other Company officers in 2018, the Company may make such deductions with respect to the Bonus.
(c)The Company shall reimburse Employee, or pay directly to Employee’s counsel, the legal fees Employee reasonably incurs in connection with the negotiation of this Agreement and any related agreements, not to exceed $5,000, so long as Employee provides reasonable documentation of such expenses. Such payment or reimbursement shall be made by the Company as soon as practicable following receipt of such documentation.
4.Term of Employment.
(a)The term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Term”), unless extended by mutual, written agreement of the Parties. Notwithstanding the foregoing or any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
(b)If the Employment Period ends before the end of the Term pursuant to Section 6, then the Parties shall execute a written agreement (such agreement, the “Cooperation Agreement”) that provides for Employee’s continued assistance with certain legal matters through the end of the Term. The Cooperation Agreement shall become effective on the last day of this Agreement’s Employment Period and shall terminate on the second anniversary of this Agreement’s Effective Date, unless extended by mutual, written agreement of the Parties. If after the end of the Term the Company desires Employee’s continued assistance, at that time the Parties shall negotiate in good faith a mutually agreeable arrangement for services.
(c)If Employee exercises Employee’s revocation right pursuant to Section 3 of the General Release Agreement, this Agreement shall be of no force or effect and shall be null and void ab initio. The Term of this Agreement shall end and no consideration shall be provided pursuant to Section 3 of this Agreement if the General Release Agreement is revoked by Employee in the foregoing manner.
5.Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time; provided, however, that the Company agrees that if at any time during the Employment Period on or after January 1, 2018, the number of hours Employee is regularly scheduled to work do not meet the hours-worked requirement of the Company’s group medical plan, Employee (and Employee’s eligible dependents) shall have the option to continue to participate in the Company’s group medical plan as an eligible employee for the remainder of the Employment Period and the Company will pay or waive 100% of the group medical plan premiums otherwise payable by Employee during such period to enable Employee’s continued participation without the payment of any premium that would be required of active employees participating in the group medical plan, and the Company will treat the premium payments as taxable compensation to Employee and subject to applicable withholding (which Employee agrees may be withheld from his Base Salary). The Company shall not, however, by reason of this Section 5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
6.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:
(i)Employee’s breach of this Agreement, including Employee’s breach of any representation, warranty or covenant made under any such agreement;
(ii)the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee; or
(iii)the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
(c)Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by law), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred and twenty (120) days or one hundred and eighty (180) days, whether or not consecutive, in any twelve (12)-month period. The determination of whether Employee has incurred a Disability shall be made in good faith by the Company.
(d)Employee’s Right to Terminate. Employee shall have the right to terminate Employee’s employment with the Company at any time and for any reason, or no reason at all, upon thirty

(30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 6(b)).
(e)Effect of Termination.
(i)If (A) Employee’s employment hereunder is terminated prior to the expiration of the Term pursuant to Section 6(b), Section 6(c), or Section 6(d); (B) Employee executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in the same form as, and materially similar to, the General Release Agreement (the “Release”), which Release shall release each member of the NRP Group, the Company, and Western Pocahontas Properties Limited Partnership (collectively, the “Company Group”) and the foregoing entities’ respective affiliates, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims Employee may have to a payment under this Section 6; and (C) Employee abides by the terms of, and meets Employee’s obligations under, each of Sections 8, 9, 10, and 12 then the following shall occur:
(A)The Company shall pay Employee a total amount equal to $1,000,000, less any Base Salary already paid to Employee under Section 3 prior to the date of termination (the date of such termination, the “Termination Date”) and less any applicable taxes and withholdings (such total amount, the “Remaining Compensation”), in accordance with the regular payroll practice of the Company during the remainder of the Term with the first payment of the Remaining Compensation to be paid within thirty (30) days of the Release Expiration Date (as defined below);
(B)If the Termination Date is prior to March 15, 2018, the Company shall pay Employee the Bonus, less any amount of the Bonus already paid, and less any applicable taxes and withholding; provided, however, that if the Company deducts contributions made by the Company to the Company’s MPPP Retirement Plan with respect to 2017 from the annual bonuses to be paid to other Company officers in 2018, the Company may make such deductions with respect to the Bonus.
(C)If Employee’s employment hereunder is terminated pursuant to Section 6(b) or Section 6(c) (but not Section 6(d)) and Employee is eligible for continuation insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and has timely elected COBRA continuation coverage under the applicable group health plan of the Company, then the Company shall reimburse Employee for his costs for such continuation coverage for eighteen (18) calendar months after the Termination Date (“COBRA Reimbursement”) or until the end of the Term, whichever is earlier. In order to receive COBRA Reimbursement, said group health plan must continue in effect and Employee must not be eligible for substantially similar benefits under the group health plan of any other employer. Employee expressly agrees and acknowledges that the payment of any premium due with respect to such continuation coverage remains Employee’s sole responsibility and the Company assumes no obligations for payment of any such premium relating to continuation coverage under said group health plan. Employee further agrees and acknowledges that the Company’s obligation to make said reimbursements is expressly conditional upon Employee’s compliance with Employee’s obligations under this Agreement; and
(D)The Company shall cause the accelerated vesting (but not settlement) of the awards granted pursuant to the LTIP Agreements (“Potential Accelerated Vesting”) such that (i) 100% of the outstanding and unvested Phantom Units (as defined in the LTIP) immediately prior to the Termination Date, and (ii) 100% of the outstanding and unvested Long Term Incentive Awards (as defined in the Long Term Incentive Award Agreement) immediately prior to the Termination Date (collectively, the awards in (i) and (ii) the “Unvested Incentive Awards”), become vested and the Unvested Incentive Awards will be settled upon the original date of vesting set forth in the LTIP Agreement.
(ii)If a Release is not executed and returned to the Company on or before the Release Expiration Date, or the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to (A) the Remaining Compensation or any portion thereof, (B) the Bonus, (C) the COBRA Reimbursement, or (D) the Potential Accelerated Vesting. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers a Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.
(iii)The provisions of Sections 6 and 8-13 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company. If Employee violates the terms of, or otherwise fails to meet Employee’s obligations under, Section 8, 9, 10, or 12 at any time, then any obligation under this Section 6 for the Company to pay Employee any amount of Remaining Compensation shall terminate immediately.
7.Disclosures. Promptly (and in any event, within three Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee and relating to acts or omissions in connection with Employee’s employment with the Company or GP Natural Resource Partners LLC, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Company. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the NRP Group. During the Term, Employee may seek and obtain employment elsewhere in addition to his employment with Company, so long as Employee continues to abide by the terms of this paragraph and all other terms of this Agreement during such employment elsewhere.
8.Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the NRP Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). As a condition of Employee’s receipt and access to such Confidential Information and Employee’s employment hereunder, Employee shall comply with this Section 8.
(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by a written directive of the Company, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the NRP Group. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 8(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.
(b)Notwithstanding any provision of Section 8 to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of the Company or any of its affiliates who provide services to the NRP Group who have a need to know the information in connection with the businesses of the NRP Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the NRP Group;
(iii)disclosures and uses that are approved in writing by the Chief Executive Officer or President of GP Natural Resource Partners LLC;
(iv)disclosures to a person or entity that has (x) been retained by a member of the NRP Group to provide goods or services to one or more members of the NRP Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or
(v)disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law.
(c)No other right or license, whether expressed or implied, in the Confidential Information is granted to Employee hereunder. Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d) “Confidential Information” means all trade secrets, non-public or proprietary information of, or relating to or received from, any member of the Company Group, including designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not (i) acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) or (ii) that relates to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). “Confidential Information” includes confidential information of third parties that have supplied such information to a member of the Company Group. Moreover, all documents, videos, presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, data, models and all other writings or materials of any type including or embodying any Confidential Information, as between the Company Group and Employee, is the sole and exclusive property of the Company Group and is subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(e)Notwithstanding the foregoing and notwithstanding Section 9, nothing in this Agreement shall prevent Employee from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to such Governmental Authorities; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. This Agreement shall not be construed or applied to require Employee to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 8(f), or to notify the Company or any member of the Company Group of having engaged in any such conduct.
9.Non-Solicitation.
(a)The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenant set forth in this Section 9. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.
(b)Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had contact or for whom or which Employee had direct or indirect responsibility on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(ii)solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Sections 8 and 9 and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The covenants in Sections 8 and 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof) or any other provisions of this Agreement (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(e)For purposes of Section 9, “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.
10.Non-Disparagement.
(a)During the Employment Period and thereafter, Employee agrees not to disparage, either orally or in writing, the Company or any other member of the Company Group, or any of their business, products, services or practices, or any of their respective directors, officers, agents, representatives, stockholders, employees or affiliates; provided, however, that (i) Employee shall be truthful when testifying, participating, or assisting in any legal inquiry, process, action, or proceeding involving any member of the Company Group and (ii) this Section 10 shall not cause Employee to change, modify, or withhold any information or opinion when Employee is testifying, participating, or assisting in any legal inquiry, process, action, or proceeding involving any member of the Company Group.
(b)The Company agrees that the Board members, officers, and executives of the Company, and any officers of any member of the NRP Group, shall refrain from making derogatory remarks about Employee during or after the Term; provided, however, that such persons shall be truthful when testifying, participating, or assisting in any legal inquiry, process, action, or proceeding.
11.Arbitration.
(a)Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company or any other member of the Company Group arising out of or relating to this Agreement or Employee’s employment with the Company or any other member of the Company Group will be finally settled by arbitration in Harris County, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if practicable, within one hundred and eighty (180) days after the selection of the

Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.
(b)Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 8-10; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.
(c)By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
12.Defense of Claims. During the Term, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 12, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses. If after the end of the Term the Company desires Employee’s continued assistance, at that time the Parties shall negotiate in good faith a mutually agreeable arrangement for services.
13.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
14.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the words “include,” “includes” or “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
15.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Texas.
16.Entire Agreement and Amendment. This Agreement, together with the LTIP Agreements, contains the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
17.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
18.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
19.Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:
If to the Company, addressed to:
Quintana Minerals Corporation
Corbin J. Robertson, Jr.
1415 Louisiana Street, 24th Floor
Houston, Texas 77002
E-mail: crobertson@quintanaminerals.com

If to Employee, addressed to:
Wyatt L. Hogan
1201 Louisiana Street, 34th Floor
Houston, Texas 77002
E-mail: whogan@quintanaminerals.com

20.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail (and .pdf) or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
21.Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance thereunder. Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Code Section 409A. Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Consultant on account of non-compliance with Section 409A. Each payment or benefit payable pursuant to Section 6(d) will constitute a “separate payment” for purposes of Section 409A. If the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the Remaining Compensation to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), such portion of the Employee’s Remaining Compensation shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Employee’s death.
22.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s representations, covenants and commitments under Sections 7-12 and shall be entitled to enforce such obligations as if a party hereto.
23.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

Signature Page to
Employment Agreement

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Wyatt L. Hogan
Wyatt L. Hogan

QUINTANA MINERALS CORPORATION

By:	/s/ Corbin J. Robertson, Jr.

Name:	Corbin J. Robertson, Jr.

Title:	Chief Executive Officer

Signature Page to
Employment Agreement

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Agreement”) is made and entered into as of August 16, 2017 (the “Effective Date”), by and between Quintana Minerals Corporation (the “Company”) and Wyatt L. Hogan (“Executive”). The Company and Executive are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, Executive resigned from his position as President and Chief Operating Officer of GP Natural Resource Partners LLC on August 8, 2017;
WHEREAS, the Parties have contemporaneously entered into an Employment Agreement effective August 16, 2017 (the “Employment Agreement”), pursuant to which Executive will receive an annualized salary of $500,000 during the Term of the Employment Agreement absent a termination for Cause by the Company (as defined in the Employment Agreement), and other valuable consideration;
WHEREAS, Executive’s execution and non-revocation of this Agreement is a condition of Executive’s receipt of the salary and other valuable consideration described in the Employment Agreement;
WHEREAS, the Parties wish to resolve certain claims that Executive has or may have against the Company and Released Parties (as defined below) including any claims that Executive has or may have arising from or relating to his employment, or the resignation from his position as President and Chief Operating Officer of GP Natural Resource Partners LLC, with any Released Party.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Release of Liability for Claims.
(a)    For good and valuable consideration, including the Company’s provision of the base salary described in the Employment Agreement along with other consideration, which consideration Executive was not entitled to but for Executive’s entry into (and non-revocation of) this Agreement, Executive hereby releases, discharges, and forever acquits the Company, GP Natural Resource Partners LLC, Natural Resource Partners L.P., any of their direct and indirect subsidiaries, Western Pocahontas Properties Limited Partnership, and each of the foregoing entities’ respective past, present, and future affiliates, members, partners, directors, officers, managers, Executives, agents, attorneys, heirs, predecessors, successors, representatives, in their personal and representative capacities, as well as all Executive benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each a “Released Party” and collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind that Executive has, or could have, whether known or unknown, against any Released Party, including without limitation any and all claims, damages, or causes of action relating to Executive’s employment with any Released Party, the termination of such employment, or any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including without limitation any alleged violation through such date of the following: (i) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Executive Retirement Income Security Act of 1974, as

amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; (xii) any federal, state or local anti-discrimination or anti-retaliation law; (xiii) any federal, state or local wage and hour law; (xiv) any other federal, state, or local law, regulation, or ordinance; (xv) any public policy, contract, tort, or common law; (xvi) any right to costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (xvii) any incentive compensation plan with any Released Party; and (xviii) any right to compensation or benefits of any kind not expressly set forth in this Agreement (each a “Released Claim” and collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to the Employment Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)    In no event shall the Released Claims include (i) any claim which first arises after the date that Executive signs this Agreement, (ii) any claim for any payment payable to Executive pursuant to the terms of the Employment Agreement, or (iii) any claim to vested benefits under an Executive benefit plan that is subject to ERISA.

(c)    Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and hereby agrees that this Agreement waives any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

2.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received, as of the date that Executive executes this Agreement, all leaves (paid and unpaid) to which Executive was entitled through the date on which Executive executes this Agreement and that Executive has received all wages and compensation that has been owed to Executive through the date that Executive executes this Agreement and that ever could be owed to Executive (which, for the avoidance of doubt, does not include any base salary earned in the pay period immediately preceding the date on which Executive executes this Agreement, if Executive has not received Executive’s final paycheck on such date). For the avoidance of doubt, Executive acknowledges and agrees that the Accelerated Vesting is consideration to which Executive was not otherwise entitled but for his entry into this Agreement.

3.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be received by Corbin J. Robertson, Jr., Chief Executive Officer, 1415 Louisiana Street, 24th Floor, Houston, Texas 77002 or by email at crobertson@quintanaminerals.com before 11:59 p.m. Houston, Texas time on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this entire Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be provided pursuant to the Employment Agreement if this Agreement is revoked by Executive in the foregoing manner.

4.    Representation about Claims. Executive represents and warrants that as of the time that Executive signs this Agreement, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or arbitration authority or with any state or federal court for or with respect to any matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Executive signed this Agreement. Executive further represents and warrants that there has been no assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

5.    Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has carefully read this Agreement;

(b)    Executive has had sufficient time (and at least 21 days) to consider this Agreement before executing and delivering the Agreement to the Company;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated within the four corners of this document; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will; and Executive understands and agrees to each of the terms of this Agreement; and

(e)    No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

6.    Confidentiality.

(a)    Executive further agrees to keep the terms of this Agreement and the Employment Agreement confidential and shall not disclose the terms of, or details about, this Agreement to any third party; provided, however, that nothing herein shall prevent Executive from making disclosures required by law or from disclosing this Agreement and the terms thereof as necessary to Executive’s spouse or legal, tax, or accounting advisors so long as such persons or entities agree to preserve the confidentiality of this Agreement.

(b)    Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement will prevent Executive from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. Further, an individual (including Executive) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

7.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

8.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matters hereof.

10.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s release set forth in Section 1 above and any other covenants and obligations under this Agreement that reference a Released Party.

11.    Severability. Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12.    Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective for all purposes as provided above.

QUINTANA MINERALS CORPORATION

By: ________________________________
Name:    Corbin J. Robertson, Jr.
Title:    Chief Executive Officer

WYATT L. HOGAN

____________________________________

Date: __________________